EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined financial information of Eagle Pharmaceuticals, Inc. (“Eagle” or the “Company”) is presented to illustrate the estimated effects of the acquisition of Arsia Therapeutics, Inc. (“Arsia”), which closed on November 16, 2016 (the “acquisition”).

The unaudited pro forma condensed combined financial statements are based upon and derived from and should be read in conjunction with the historical audited financial statements for the year ended December 31, 2015 and historical unaudited financial statements for the nine months ended September 30, 2016 of the Company, and the historical unaudited balance sheet  as of September 30, 2016, historical audited statement of operations for the year ended December 31, 2015 and historical unaudited statement of operations for the nine months ended September 30, 2016 of Arsia.

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 assumes that the acquisition was completed on September 30, 2016. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and nine months ended September 30, 2016 assumes that the acquisition was completed on January 1, 2015.

The Company has determined that the acquisition of Arsia constitutes a business combination as defined by Accounting Standards Codification 805, Business Combinations (“ASC 805”). Under ASC 805, the assets acquired and liabilities assumed are recorded at their acquisition date fair values as described in the accompanying notes to the balance sheet of Arsia included elsewhere in this Form 8-K/A. Any excess of the purchase price over the fair value of assets acquired is recognized as goodwill. Fair values of assets acquired are determined based on the requirements of ASC 820 Fair Value Measurements and Disclosures. The fair values of assets acquired are based on the preliminary estimates of fair values as of the acquisition date.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial statements that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements.  Management believes the fair values recognized for the assets acquired are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available.  There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

The unaudited pro forma condensed combined financial statements have been prepared by management in accordance with the Article 11 of Regulation S-X, and is not necessarily indicative of the condensed combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed combined financial position or future results of operations that the Company will experience after the acquisition. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any pro forma adjustments to reflect operational efficiencies, expected cost savings or economies of scale which may be achievable or the impact of any non-recurring charges and one-time transaction related costs that result directly from the transaction.  The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations expected to have continuing impact on the condensed combined results of operations.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•              the Company’s historical audited financial statements and accompanying notes as of and for the year ended December 31, 2015 included in the Company’s annual report on Form 10-K, filed with the Securities Exchange Commission (SEC) on February 29, 2016;

•              the Company’s historical unaudited financial statements and accompanying notes as of and for the nine months ended September 30, 2016 included in the Company’s quarterly report on Form 10-Q, filed with the SEC on November 9, 2016;

•              the Statement of operations  of Arsia and the accompanying notes for the year ended December 31, 2015 (audited) and for the nine months period September 30, 2016 (unaudited), included elsewhere in this Form 8-K/A;

•              the unaudited Balance sheet of Arsia and accompanying notes as at September 30, 2016, included elsewhere in this Form 8-K/A.

Description of acquisition

On November 16, 2016, Eagle completed its previously announced acquisition pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) with Arsia Therapeutics, LLC (the “Seller”), Arsia, Amy Schulman, as the Seller Representative, and each other holder of limited liability company interests of the Seller who executed a joinder thereto and became a party to the Purchase Agreement, dated November 10, 2016. Pursuant to the Purchase Agreement, Eagle purchased all of the outstanding capital stock of Arsia from the Seller.

Upon the closing of the Acquisition, Eagle paid (a) an amount equal to $27.2 million in cash (subject to certain adjustments related to Arsia’s indebtedness, transaction expenses and cash adjustments at closing) and (b) 40,200 unregistered shares of Eagle’s common stock (the “Stock Consideration”). Pursuant to the Purchase Agreement, the recipients of Eagle’s common stock signed a lock-up agreement that, among other things, provides for a lock-up period of 12 months for all of the shares of Eagle common stock issued in connection with the closing or the Milestone Payments (as defined below).

Eagle has also agreed to pay up to an additional $48 million to the Seller upon achievement of certain clinical, regulatory and development milestones (collectively, the “Milestone Payments”), subject to acceleration under certain circumstances described in the Purchase Agreement. The Milestone Payments will be in cash, shares of Eagle’s common stock, or a combination of both, at the election of the Seller or Seller Representative, as applicable. For purposes of paying the Milestone Payments, the shares of Eagle’s common stock will be valued based on the average of the closing sale prices per share of Eagle’s common stock as reported on The NASDAQ Stock Market (or other national exchange upon which the Eagle’s common stock is then listed) for the thirty (30) trading days prior to the date such milestone is achieved or consummated, as applicable, and the thirty (30) trading days including and following the date such milestone is achieved or consummated, as applicable.

The estimated effects of the acquisition of Arsia and is presented under pro forma adjustments column in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations.

EAGLE PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2016

(In thousands)

	Eagle Historical	Arsia Historical	Pro forma Adjustments		Eagle Pro forma, As Adjusted
ASSETS
Current assets
Cash and cash equivalents	$59,311	$166	$(27,109)	3	$32,368
Accounts receivable	47,050	68	—		47,118
Inventories	7,106	—	—		7,106
Prepaid expenses and other current assets	5,578	6	—		5,584
Total current assets	119,045	240	(27,109)		92,176
Property and equipment, net	2,827	153	—		2,980
Goodwill	—	—	39,934	2(v)	39,934
Intangible assets, net	24,759	—	8,100	2(iii)	32,859
Other assets	94	—	—		94
Total assets	$146,725	$393	$20,925		$168,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,104	$104	$—		$13,208
Accrued Expenses	21,331	118	194	4(i)	21,643
Current portion of contingent consideration	1,012	—			1,012
Deferred revenue	—	375	(375)	2(iv)	—
Total current liabilities	35,447	597	(181)		35,863
Deferred income tax liability	—	—	—	6	—
Contingent consideration, less current portion	5,755	—	16,100	2(ii)	21,855
Total liabilities	41,202	597	15,919		57,718

Commitments and contingencies	—	—	—		—

STOCKHOLDERS’ EQUITY
Common stock	15	—	40	4	55
Additional paid-in capital	206,465	3,011	(5)	4	209,471
Accumulated deficit	(82,960)	(3,215)	4,971	4	(81,204)
Treasury stock	(17,997)	—	—		(17,997)
Total Stockholders’ equity	105,523	(204)	5,006		110,325
Total Liabilities and Stockholders’ equity	$146,725	$393	$20,925		$168,043

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

EAGLE PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

(In thousands, except per share amounts)

	Eagle Historical	Arsia Historical	Pro forma Adjustments		Eagle Pro forma As Adjusted

Revenue:
Product sales	$31,566	$—	$—		$31,566
Royalty income	67,025	—			67,025
License and other income	9,750	1,495			11,245
Total revenue	108,341	1,495	—		109,836
Operating expenses:
Cost of revenue	36,487	—	—		36,487
Research and development	13,612	1,074	—		14,686
Selling, general and administrative	34,927	851	868	5	36,646
Gain on sale of asset	(1,750)	—	—		(1,750)
Total operating expenses	83,276	1,925	868		86,069

Income (Loss) from operations	25,065	(430)	(868)		23,767

Interest income	76	—			76
Interest expense	(6)	—	—		(6)
Total other income	70	—	—		70

Income (Loss) before income tax (provision)	25,135	(430)	(868)		23,837

Income tax (provision) benefit	(983)	—	—		(983)

Net income (loss)	$24,152	$(430)	(868)		22,854

Earnings per share attributable to common stockholders:
Basic	$1.55	$—	$—		$1.46
Diluted	$1.46	$—	$—		$1.38

Weighted average number of common shares outstanding:
Basic	15,614,328	—	40,203	2(i)	15,654,531
Diluted	16,501,167	—	40,203	2(i)	16,541,370

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

EAGLE PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015

(In thousands, except per share amounts)

	Eagle Historical	Arsia Historical	Pro forma Adjustments		Eagle Pro forma As Adjusted

Revenue:
Product sales	$12,968	$—	$—		$12,968
Royalty income	8,259	—	—		8,259
License and other income	45,000	890			45,890
Total revenue	66,227	890	—		67,117
Operating expenses:
Cost of revenue	15,647	—	—		15,647
Research and development	27,855	1,314	—		29,169
Selling, general and administrative	20,165	507	1,157	5	21,829
Total operating expenses	63,667	1,821	1,157		66,645

Income (Loss) from operations	2,560	(931)	(1,157)		472

Interest income	25	—	—		25
Interest expense	(11)	—	—		(11)
Total other income	14	—	—		14

Income (Loss) before income tax (provision)	2,574	(931)	(1,157)		486

Income tax (provision) benefit	(3)	—	—		(3)

Net income (loss)	$2,571	$(931)	$(1,157)		$483

Earnings per share attributable to common stockholders:
Basic	$0.17	$—	$—		$0.03
Diluted	$0.16	$—	$—		$0.03

Weighted average number of common shares outstanding:
Basic	15,250,154	—	40,203	2(i)	15,290,357
Diluted	16,253,781	—	40,203	2(i)	16,293,984

See the accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pro forma adjustments:

1.        These adjustments reflect the recording of the acquisition date fair value of the intangible asset and goodwill based on the allocation of the purchase price paid by the Company, as presented in the statements of financial position of Arsia  (in thousands).

Pro forma as of September 30, 2016
Intangible asset (refer note 2(iii)):
- Arsia- Developed technology	$8,100
Total fair value of intangible assets	$8,100
Goodwill (refer note 2(v))	39,934
Total pro forma adjustments	$48,034

2.        The following table reflects the preliminary allocation of the total purchase price of Arsia Therapeutics to the assets acquired and the liabilities assumed based on the preliminary estimates of fair value (in thousands):

Pro forma as of September 30, 2016
Purchase price:
Cash consideration paid to Arsia (3)	$27,109
Common stock issued (i)	3,046
Fair value of contingent consideration payable to Arsia (long term) (ii)	16,100
Total purchase price	46,255

Estimated fair value of assets acquired:
Intangible assets (iii):
Arsia - Developed technology	8,100
Cash and cash equivalents	166
Accounts receivable	68
Prepaid expenses and other current assets	6
Property and equipment, net	153
Amount attributable to assets acquired	$8,493

Estimated fair value of liabilities assumed:
Accounts payable	104
Deferred revenue (iv)	—
Deferred income tax liability, net (6)	1,950
Accrued expenses	118
Amount attributable to liabilities assumed	$2,172

Goodwill (v)	$39,934

(i)            Under the stock purchase agreement, the number of common shares to be issued to Arsia is equal to $2.7 million divided by the average of the closing day price per share for the thirty (30) trading days prior to the Closing Date. The average price of the common stock of 30 days prior to closing was $68.18. Accordingly, the number of common stock to be issued to Arsia was determined at 40,203 shares ($2.7 million/$68.18 per share). The fair value of the common stock issued was determined based on the closing price of Eagle’s common stock on November 16, 2016.

(ii)        Under the stock purchase agreement, the contingent consideration includes (a) $48 million milestone payment to the Seller upon achievement of certain clinical, regulatory and development milestones subject to acceleration under certain circumstances described in the Purchase Agreement. In accordance with the provisions of ASC 805-30-25-5, each unit of contingent consideration is recognized at the acquisition date fair value. The acquisition date fair value of the contingent consideration is $16.1 million and has been classified as other liabilities within non-current liabilities. Such fair values are determined based on a probabilistic model with weights assigned on the likelihood of the Company achieving the clinical, regulatory and development milestones as well as acceleration event in the future. Each unit of contingent consideration is classified as a liability in the balance sheet and would be subsequently measured at fair value on each reporting date. Any future change in fair would be recognized in the statement of operations.

(iii)    As of the effective time of the acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market synergies will be achieved

The fair value of identifiable assets is determined primarily using the “cost method”. The cost method is based on the premise that a prudent investor would pay no more for an asset than its replacement or reproduction cost. The cost to replace the asset would include the cost of constructing a similar asset of equivalent utility at prices applicable at the time of the valuation analysis.

The unaudited pro forma condensed combined financial statements include estimated identifiable intangible assets representing core technology intangibles valued at $8.1 million. The core technology intangible assets represent developed technology, which we refer to as excipient library, which may be used to improve current and future drug deliveries and have a finite useful lives. These assets are expected to be on a straight line basis over 7 years. These estimates will be adjusted accordingly if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates, or if the above scope of intangible assets is modified. The final valuation is expected to be completed within 12 months from the completion of the acquisition.

(iv)      Deferred revenue from Arsia is not considered in the fair value of liabilities assumed, as there is no legal obligation that the Company is liable for at the date of acquisition.

(v)          Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired. The excess of the purchase price over the estimated fair value of the intangible asset acquired includes deferred tax liability resulting from the tax attributes of developed technology, net of acquired net operating losses. Goodwill is not amortized but tested for impairment on an annual basis or when indications for impairment exists.

3.        Adjustments to cash and cash equivalents are as follows (in thousands):

Pro forma as of September 30, 2016
Cash consideration paid to Arsia	$27,259
Cash adjustments:
Company indebtedness (i)	(380)
Expense holdback (ii)	(100)
Cash acquired from Arsia (iii)	349
Excess to transaction expenses (iv)	(19)
Total purchase price adjustment	(150)

Pro forma adjustments to cash and cash equivalents	$(27,109)

(i)                  Represents the estimated indebtedness adjustment pursuant to the terms and conditions of the stock purchase agreement as estimated on the actual transaction closing date of November 16, 2016.

(ii)              Represents expense holdback amount disbursed to Seller’s Representative pursuant to the terms and conditions of the stock purchase agreement.

(iii)          Represents the cash acquired from Arsia as estimated on the actual transaction closing date of November 16, 2016.

(iv)            Represents reimbursement from Arsia for transaction expenses in excess of $175,000 as estimated on the actual transaction closing date of November 16, 2016.

4.        Represents pro forma adjustments to certain components of stockholders’ equity as follows (in thousands):

Pro forma as of September 30, 2016
Common stock (refer note 2(i))	$40
Adjustment to additional paid-in capital:
Fair value of common stock issued in additional paid-in capital (refer to note 2(i))	3,006
Elimination of Arsia Stock Units	(3,011)
Net adjustment to Additional paid-in capital	(5)

Adjustment to accumulated deficit:
Elimination of accumulated deficit	3,215
Transaction costs (i)	(194)
Deferred income tax liability, net (6)	1,950
Net adjustment to Accumulated deficit	4,971

Pro forma adjustments to stockholders’ equity	$5,006

(i)                  Represents transaction costs incurred by the Company which are not reflected in the historical financial statements. The total transaction costs of $0.2 million were outstanding and included in accrued expenses in the unaudited pro forma condensed combined balance sheet. No adjustments have been made to the unaudited pro forma condensed combined statement of operations as these costs are non-recurring in nature.

5.        Represents recording of amortization expense on intangible assets recognized in connection with the acquisition. The developed technology intangible asset recognized in the acquisition will be amortized over the remaining useful life of 7 years.

6.        The net deferred income tax liability of $2 million primarily relates to the developed technology intangible assets, net of acquired net operating losses. The deferred income tax liability recognized initially  results in an increase in goodwill. However, the Company releases its valuation allowance to the extent of this deferred tax liability recognized, and thus reverses the liability into accumulated deficit in the pro forma balance sheet. The deferred tax liability is calculated using a 39% statutory tax rate.